Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	Contact:	Keoni Wagner (808) 838-6778
March 26, 2009		Keoni.Wagner@HawaiianAir.com

Hawaiian Holdings Announces Stock Repurchase Program

HONOLULU — March 26, 2009 — Hawaiian Holdings, Inc. (NASDAQ: HA) (the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), announced today that its Board of Directors has authorized a stock repurchase program under which the Company may purchase up to $7 million of its outstanding common stock. One or more directors of the Company intend to participate in the stock repurchase program, individually, and may purchase up to an additional $700,000 of the Company’s outstanding common stock, in the aggregate.

The stock purchases will be made from time to time out of available cash in open market transactions or through privately negotiated transactions, as market conditions permit. The duration of the stock repurchase program is open ended, and the program is subject to modification or termination by the Company at any time. Directors may also choose to modify or terminate their participation in the program at any time.

All purchases pursuant to the program will be effected through a broker selected by the Company. Any shares so purchased, will be allocated between the Company and the participating directors on a pro rata basis. Brokerage commissions will also be shared between the Company and the participating directors on a pro rata basis.

The Company may also institute a program for the repurchase of a portion of its outstanding Term A and Term B debt, subject to the receipt of requisite lender approval.

As of March 23, 2009, the Company had approximately 51.6 million shares of common stock outstanding.

About Hawaiian Airlines

Now in its 80th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides more than 160 daily jet flights within the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.

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